EXHIBIT 5
Goldfarb, Levy, Eran, Meiri, Tzafrir & Co.
Law Offices
2 Weizmann Street 64239
Tel Aviv, Israel

April 29, 2010

NICE Systems Ltd.
8 Hapnina Street
P.O. Box 690
43107 Ra'anana
Israel

Ladies and Gentlemen:

         We refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), on behalf of NICE Systems Ltd. (the "Company"), relating to 60,000 of the Company's Ordinary Shares, NIS 1.00 nominal value per share (the “Shares”), issuable upon the exercise of options granted or to be granted, under the Orsus 2007 Incentive Plan (the “Plan”), which was assumed pursuant to an Asset Purchase Agreement dated as of November 22, 2009 by and among the Company and wholly owned subsidiaries of the Company, and Orsus Solutions Limited and wholly owned subsidiaries of Orsus (the “Agreement”).

         We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of Israel.

         In connection with this opinion, we have examined such corporate records, other documents, and such questions of Israeli law as we have considered necessary or appropriate for the purposes of this. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies, the authenticity of the originals of such copies and the due constitution of the Board of Directors of the Company.

         Based on the foregoing and subject to the qualifications stated herein, we advise you that in our opinion, the Shares have been duly and validly authorized, and when, and if, issued pursuant to the terms of the Plan and the Agreement were, or will be, validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as part of the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

Very truly yours,

/s/ Goldfarb, Levy, Eran, Meiri, Tzafrir & Co.